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Anonymous Data Corporation



9 March 2001


Dear Shareholder,

This letter will update you on progress at Anonymous Data Corporation.

Our JL product line has not been as successful as we had hoped. This appears to be due to market conditions rather than to any problem with the technology. For example, our installation at the Family Court has performed well, however, current indications from the Administration of the Court suggest their budget limitations may preclude their ability to purchase. Similarly, the Houston Court Administration has indicated they have selected another vendor for their project.

We sent a delegation to Carson City to meet with representative of the Nevada Prison administration. Interest was high for a system such as ours, however, their budget is limited. A bill was scheduled to be introduced to the Nevada legislature for funding of a prison biometric system, however, the bill will not be finalized until later this year at which time a vote will be held on it.

Thus, despite our continuing efforts we have not sold any computer systems to date. Management has re-evaluated our business plan in light of these developments. We will be re-aligning the company to be a holding company for patents in the area of biometrics. In this way we can protect new ideas for biometric systems and not incur the costs of development ourselves. When, down the road, a patent infringement occurs in the area of one of our patents we would hopefully be in a position to seek a license fee.

We will also keep open our options to develop and sell computer systems for the marketplace but will consider this now as a secondary priority. We will use our stock to purchase patents and concentrate in the area of biometric patents.

We feel fortunate that the arena of biometrics is a field with strong activity and new products. The patent rights we secure in this area may, in the long run, prove a valuable resource for our company.

Sincerely,

/s/ James Beecham
James E. Beecham
President